                                                                   Exhibit 10.11

                                LICENSE AGREEMENT

     THIS AGREEMENT, effective this 2nd day of March 1994, ("EFFECTIVE DATE") by and between BROWN UNIVERSITY, an educational institution located in Providence, Rhode Island and its technology licensing agent BROWN UNIVERSITY RESEARCH FOUNDATION, a corporation duly organized and existing under the laws of the State of Rhode Island and having a principal office at 42 Charlesfield Street, Providence, Rhode Island 02912 (hereinafter collectively referred to as "BROWN"), and SPECTRA SCIENCE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware ("LICENSEE") and having a principal office at 300 Metro Center, Warwick, Rhode Island 02886.

     WHEREAS, BROWN is the owner of certain inventions related to laser emission in high gain, strongly scattering media; and

     WHEREAS, BROWN desires to have such inventions and any resulting patent rights used in the public interest and is willing to grant a license thereto on the terms set forth below; and

     WHEREAS, LICENSEE desires to obtain a license for such inventions and any resulting patent rights upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

                             ARTICLE 1 - DEFINITIONS

     For the purpose of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "FIRST COMMERCIAL SALE" shall mean the initial transfer by LICENSEE or its sublicensee, to an unrelated third party of LICENSED PRODUCTS subject to royalties hereunder for commercial use and not for research, development or testing purposes.

     1.2 "LICENSED PRODUCTS" shall mean any product the manufacture, use or sale of which is within the claims of the PATENT RIGHTS.

     1.3 "NET SALES" shall mean the gross sales collected from unrelated third party customers by LICENSEE for LICENSED PRODUCTS, less the sum of (a) transportation, insurance, handling charges, discounts, and returns, (b) commissions and other fees in amounts customary in the trade paid to third party distributors and other sales agencies and (c) sales, excise, turnover and similar taxes and any duties and other governmental charges imposed upon the production, importation, use or sale of such LICENSED PRODUCTS.

     In the event that (i) LICENSEE shall manufacture and/or sell an instrument or system (a "System"), which consists of more than one component or device, and
(ii) one or more of the components or devices in the System is within the claims of the PATENT RIGHTS ("Patented Components"), and one or more of the components or devices in the System is not within the claims of the PATENT RIGHTS ("Unpatented Components"), then for the purposes of this Agreement, the Patented Components shall be deemed to be LICENSED PRODUCTS and subject to payment of royalties hereunder, but the Unpatented Components and the entire System shall not be LICENSED PRODUCTS and shall not be subject to the payment of royalties hereunder. The NET SALES with respect to any such Patented Component shall be calculated as a proportion of the NET SALES of the System, based on the separate selling prices of the individual Patented Components and Unpatented Components included therein, or, if all of such Patented Components and Unpatented Components are not sold separately, then based on the relative value of the Patented Components and the Unpatented Components and the technology embodied therein, which relative value shall be negotiated in good faith by the parties. In the event the parties are not able to agree on such relative value, it will be determined by submission to arbitration in accordance with Section 12.5 hereof. In construing this Section, it is the intention of the parties that a royalty be paid only on that portion of a System which, if sold separately, would infringe any of the PATENT RIGHTS. An instrument or Component will be deemed a separate instrument or component if such instrument or component is capable of functioning either independently, or in combination with additional separate instruments or components of the type generally available in the market. For example, if Spectra sells a product consisting of a laser, a separate power supply, and a computer which operates and controls the laser, and if the laser contains a laser tube which is within the claims of the PATENT RIGHTS, as well as other optical, electronic and mechanical components, then, not withstanding such other electrical and mechanical components the entire laser would be a Patented Component and subject to royalty hereunder, but the entire System and the computer and power supply would not be subject to royalty hereunder.

     1.4 "PATENT RIGHTS" shall mean (a) any United States or foreign patent applications owned or controlled by BROWN based upon or claiming the TECHNOLOGY;
(b) any divisions, continuations, continuations-in-part, re-examinations, additions, reissues or extensions based thereon; and (c) any United States or foreign patent or other industrial property rights obtained from, derived from or claiming priority or benefit from, any of such United States or foreign patent applications.

     1.5 "RESEARCH AGREEMENT" shall mean the research support agreement between Brown University and LICENSEE dated February 25, 1994.

     1.6 "TECHNOLOGY" shall mean [***].


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                         ARTICLE 2 - OWNERSHIP AND GRANT

     2.1 Ownership. LICENSEE agrees to assign to BROWN any interest that LICENSEE may possess by virtue of co-inventorship by LICENSEE'S employees of the PATENT RIGHTS and/or any improvements or new inventions arising out of the RESEARCH AGREEMENT.

     2.2 Grant. Brown hereby grants to Licensee, subject to the terms herein recited, an exclusive, non-transferable (except as provided in ARTICLE 9 herein), perpetual, royalty-bearing, worldwide right and license, with the right to grant sublicenses, under the PATENT RIGHTS to develop, make, have made, use, sell and distribute (directly or indirectly through third parties) LICENSED PRODUCTS.

     2.3 Reservation of Research Rights. Anything to the contrary notwithstanding, BROWN reserves the right to use the PATENT RIGHTS and TECHNOLOGY for its own academic, non-commercial scientific research purposes.

     2.4 Non-Assertion of Patent Rights. During the term of this Agreement and so long as LICENSEE is not in default with respect to any payment due to BROWN hereunder, BROWN will not assert its rights under the PATENT RIGHTS to prevent any party from using or selling any quantity of product on which royalty has been paid hereunder.

                              ARTICLE 3 - ROYALTIES

     3.1 License Fee. Upon signing this Agreement, LICENSEE shall pay BROWN a license fee of [***].

     3.2 Royalties. Beginning with the first COMMERCIAL SALE and subject to the terms hereof, LICENSEE agrees to pay to BROWN, as partial consideration for the rights granted under this Agreement, an amount equal to [***] of NET SALES of LICENSED PRODUCTS within the claims of an issued patent which is part of the PATENT RIGHTS.

     3.3 Sublicenses. In the event that LICENSEE enters into a sublicense, LICENSEE shall pay to BROWN [***] of any royalty payments received by LICENSEE under such sublicense with respect to the sale by the sublicensee of LICENSED PRODUCTS within the claims of an issued patent which is part of the PATENT RIGHTS. In no event will equity investments in LICENSEE or payments for research and development conducted by LICENSEE be considered to be royalty payments. LICENSEE shall not offer sublicense royalty rates less than the rate that would be due under Section 3.2 for NET SALES of LICENSEE without the written prior approval of BROWN.

     3.4 Royalty Period. The obligation to pay royalties under Section 3.2 and
3.3 shall continue in each country in which sales are made until the date of expiration of the last to expire of any patent issued in such country which is part of the PATENT RIGHTS, whereupon the exclusive licenses granted hereunder shall be fully paid and LICENSEE and its affiliates and sublicensees shall be free to develop, make, have made, use, sell and distribute LICENSED PRODUCTS in such country without further duties or responsibilities to BROWN.


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

     3.5 License Maintenance Fee. In order to keep this Agreement in force, LICENSEE shall pay BROWN an annual maintenance fee of [***] and [***] no later than [***], and [***] no later than [***] each successive year during the term of this Agreement. Such license maintenance fees shall be creditable against royalties due hereunder.

     3.6 Payment. Royalties will be due and payable within forty-five (45) days of the end of each calendar quarter. Royalty payments shall be made in United States Dollars in Providence, Rhode Island. Exchange rates applied will be the closing buying rates quoted by the Wall St. Journal on the last business day of the applicable calendar quarter.

     3.7 Joint Intellectual Property. The royalty rates defined above in paragraphs 3.2 and 3.3 shall apply to all Patent Rights derived from the technology (i.e. based upon an initial draft patent application presently being prepared to claim the subject matter of the Lawandy et al. draft publication) as well as any continuations, additions, divisions, continuations-in-part, reissuances, or other continuing applications which claim the priority of such initial application and whether or not the initial application or any of the continuing applications names one or more employees of LICENSEE as co-inventors together with BROWN employees. If, however, a distinct improvement or invention is made subsequent to the execution of this AGREEMENT and is the subject of a separate patent application which names both LICENSEE'S employees and BROWN employees as co-inventors, then the applicable royalty rate shall be one-half the royalty rate set forth in Section 3.2 or 3.3.

     3.8 [***]

     3.9 Only One Royalty Payable. Only one royalty will be paid with respect to any particular product, regardless of the number of inventions within the claims of PATENT RIGHTS which are included therein. If different royalty rates apply to different inventions, the highest royalty rate will apply to the product.


[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                         ARTICLE 4 - REPORTS AND RECORDS

     4.1 Reports. LICENSEE shall report to BROWN quarterly on its efforts to bring the TECHNOLOGY into broad commercial use and shall provide copies of all sublicenses granted. At the time of each royalty payment, LICENSEE shall provide a full account of all business activities subject to royalty payments hereunder. The quarterly report by LICENSEE shall also attest to compliance by LICENSEE with the insurance provisions of Article 8, below, if applicable as result of clinical trials or commercial activities, and shall further include a copy of the insurance policy currently in force.

     4.2 Records. LICENSEE shall keep, and shall require its sublicensees to keep, complete and accurate books of account containing all particulars which may be reasonably necessary for the purpose of showing the royalties payable to BROWN. Said books of account of LICENSEE shall be kept at LICENSEE's principal place of business or the principal place of business of a division of LICENSEE which is marketing LICENSED PRODUCTS. Said books and particulars shall be available during normal business hours, upon reasonable notice, for two (2) years following the end of the calendar year to which they pertain, to the inspection, not more than once during any calendar year, of an independent certified public accountant retained by BROWN, and reasonably acceptable to LICENSEE, for the purpose of verifying LICENSEE records directly related to LICENSEE royalty obligations under this Agreement. Said certified public accountant shall be required to enter into reasonable confidentiality agreements provided by LICENSEE prior to any inspection.

     4.3 Audit Costs. If an audit conducted on behalf of BROWN pursuant to
Section 4.1 reveals that LICENSEE has made an error of five percent (5%) or more in its favor of the sum of royalty payments due BROWN in a calendar year, LICENSEE shall be obliged to pay the audit fee in connection with the audit. Except for the provision in the prior sentence, BROWN shall be responsible for all fees and expenses of said independent certificate public accountant.

     4.4 Marking. LICENSEE agrees to mark and to require and its sublicensees to mark all LICENSED PRODUCTS or associated packaging sold in the United States with all applicable U.S. patent numbers, to the extent commercially practicable. ALL LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold, to the extent commercially practicable.

                 ARTICLE 5 - PATENT PROSECUTION AND ENFORCEMENT

     5.1 Initiation of patent application. As soon as practicable following the signing of this Agreement, LICENSEE shall engage patent counsel reasonably acceptable to BROWN to prepare and file a U.S. Patent Application in the name of Brown University Research Foundation covering the patentable aspects of the TECHNOLOGY.

     5.2 Applications. For so long as this Agreement shall be in effect, BROWN hereby authorizes LICENSEE, in the name of Brown University Research Foundation and as its agent, at LICENSEE's expense, to apply for and seek prompt issuance of, and, upon issuance, maintain during the term of this Agreement patents worldwide as described in the PATENT RIGHTS or as may otherwise arise as a result of new inventions or improvements made in the course of the RESEARCH AGREEMENT. LICENSEE shall apply all reasonable efforts to obtain broad patent claims. BROWN hereby agrees to take all actions necessary to cooperate with and assist LICENSEE in the filing and prosecution of such patent applications. LICENSEE shall keep BROWN informed as to the status of such patent applications including providing BROWN with copies of all written communications with the patent offices, and consulting with BROWN on responses to patent offices in advance of submission. The filing, continued prosecution and maintenance of patent applications, patents, and patent rights shall, after consultation with BROWN, be within the discretion of LICENSEE provided, however, if LICENSEE in its discretion elects not to file, or decides to discontinue prosecution of, such patent applications or maintain such patents of TECHNOLOGY which is owned or controlled by BROWN, BROWN may do so as its own expense and such patents, patent applications, and resulting patents shall henceforth be excluded from the PATENT RIGHTS licensed hereunder. If LICENSEE decides not to maintain patent applications, patents, or patent rights already in existence, LICENSEE will give BROWN at least ninety (90) days prior written notice before any expiration date for response or action required by the U.S. Patent Office or any foreign patent office. LICENSEE will provide BROWN with reasonable cooperation in the transfer of responsibility for the maintenance of such patent applications, patents, or patent rights.

     5.3 Enforcement. BROWN and LICENSEE shall each give immediate notice to the other of any infringement of PATENT RIGHTS by third parties which may come to their attention. BROWN hereby grants LICENSEE, at LICENSEE's expense, the right to institute and conduct such legal action against third party infringers of the PATENT RIGHTS and/or unauthorized users of TECHNOLOGY, or enter into such settlement agreements, as are deemed appropriate by LICENSEE. The benefits of any action taken by LICENSEE shall first be applied to reimbursing LICENSEE's reasonable expense for such action and then shall be treated as sublicense royalty payments hereunder, upon which LICENSEE shall be obligated to pay a royalty. In any such action, LICENSEE shall be entitled to join BROWN as a party plaintiff and BROWN will be obligated to reasonably assist at LICENSEE's expense. Should LICENSEE fail to commence actions or proceedings against infringers of the PATENTS or unauthorized users of the TECHNOLOGY within sixty
(60) days of receiving written notice thereof from BROWN, BROWN, at BROWN's expense, shall have the right to initiate and pursue such action and receive all resulting benefits. If BROWN fails to take such an action within sixty (60) days of receiving written notice from LICENSEE, LICENSEE shall again have such right and authority to take such actions as set forth in this Section 5.3.

                   ARTICLE 6 - REPRESENTATIONS AND WARRANTIES

     6.1 Ownership. BROWN warrants to its best knowledge and belief that it is the owner of the PATENT RIGHTS and TECHNOLOGY and that any resultant patents are free of any liens, encumbrances, restrictions and other legal or equitable claims from third parties. BROWN warrants that it is not aware of any claims that the PATENT RIGHTS or TECHNOLOGY infringe the intellectual property rights, including patents, of third parties. BROWN warrants that it is not aware and believes that no third party has asserted the existence of any right, title or interest in or to the PATENT RIGHTS or TECHNOLOGY and no third party has alleged that the PATENT RIGHTS OR TECHNOLOGY infringe the intellectual property rights, including patents, of a third party.

     6.2 Utilization. LICENSEE represents and warrants that it intends to use commercially reasonable efforts to exploit the PATENT RIGHTS and the TECHNOLOGY so that utilization will result therefrom.

     6.3 Authority. Each party represents and warrants that it has the right and authority to enter this Agreement.

     6.4 Exceptions. Nothing in this Agreement shall be construed as:

          (A) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights and trademarks of third parties;

          (B) conferring rights on BROWN to use in advertising, publicity or otherwise the name of LICENSEE or of its employees, affiliates or sublicensees without the prior written approval of LICENSEE; and

          (C) conferring rights on LICENSEE to use in advertising, publicity or otherwise the name of "Brown University" or its employees without prior written approval of BROWN.

     6.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, BROWN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS NOT A CONSUMER TRANSACTION UNDER THE UNIFORM COMMERCIAL CODE OF RHODE ISLAND. BROWN has not conducted any study of the patentability of the TECHNOLOGY and makes no representations or Warrantee of any kind with regard to the patentability of any aspect of the TECHNOLOGY.

                        ARTICLE 7 - TERM AND TERMINATION

     7.1 Bankruptcy. If LICENSEE undergoes a liquidation in bankruptcy, or files a petition for liquidation in bankruptcy, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, and if LICENSEE fails to terminate any such proceeding within one hundred twenty (120) days after its commencement, BROWN may at its election terminate this Agreement upon thirty (30) days written notice to LICENSEE. LICENSEE agrees to provide written notice to BROWN of LICENSEE's or third party's intention to file a petition for liquidation of LICENSEE in bankruptcy prior to such filing, if known.

     7.2 Failure to Pay Royalties. Should LICENSEE fail in its payment to BROWN of royalties due in accordance with the terms of this Agreement, BROWN shall have the right, subject to LICENSEE's right hereunder to dispute any amounts due, to serve notice upon LICENSEE by certified mail at an address designated in
Article 11 hereof, of its intention to terminate this Agreement within ninety
(90) days after receipt of said notice of termination unless LICENSEE shall pay BROWN within the ninety (90) day period, and if the amount of royalties due is uncontested by LICENSEE, the rights, privileges and license granted hereunder shall terminate upon the end of such ninety (90) day period if such amount remains unpaid. Upon the receipt by BROWN of a royalty payment from LICENSEE, BROWN shall have a period of sixty (60) days to send a notice to LICENSEE of its intention to dispute the amount due regarding such payment. Upon receipt by LICENSEE of a notice pursuant to the first sentence of this Section, LICENSEE shall, during the ninety (90) day period referred to therein have a right to send a notice to BROWN of its dispute of BROWN's claim. In either case, upon receipt of such notice, the parties hereto will work expeditiously and in good faith in an attempt to resolve such disputes within a period of ninety (90) days after the date of such notice, failing which such disputes shall be submitted for determination to a national accounting firm mutually decided upon by both parties; the determination of the accounting firm shall be made within forty-five (45) days, shall be final and binding on the parties hereto and not subject to appeal (the "FINAL DECISION"), and any payment by a party to the other party following the resolution of any dispute in accordance with the foregoing shall be made forthwith upon such a resolution. The cost and expenses of the accounting firm shall be borne equally by the parties hereto. LICENSEE and BROWN shall each bear their own costs in presenting their respective cases to the accounting firm. In the even that royalties are due after the resolution of such dispute, the amount due shall accrue simple interest at the average prime rate plus two (2) as established in the Wall Street Journal for the period from the date such amount shall have been due until such amount is paid in full.

     7.3 Material Breach. Upon any material breach or default by LICENSEE or the failure of LICENSEE to pay the amounts set forth in Exhibit B to the Research Agreement, unless the Research Agreement has been terminated, BROWN shall have the right to terminate this Agreement and the rights and license granted hereunder by ninety (90) days notice by certified mail to LICENSEE. Such terminations hall become effective at the end of such ninety (90) day period unless LICENSEE has cured or has commenced reasonable good faith efforts to cure any breach or default prior to the expiration of the ninety (90) day period. Notwithstanding the foregoing, BROWN may not terminate this Agreement based on non-payment of royalties unless and until there has been a FINAL DECISION pursuant to Section 7.2 and LICENSEE has failed to pay the amount required by the FINAL DECISION within thirty (30) days of the date thereof.

     7.4 Termination by LICENSEE. LICENSEE may terminate this Agreement upon ninety (90) days notice by certified mail to BROWN.

     7.5 Obligations on Termination. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation which matured prior to the effective date of such termination, and LICENSEE, LICENSEE's affiliates, and LICENSEE's sublicensees may, after the effective date of such termination, complete LICENSED PRODUCTS in the process of manufacture at the time of such termination and sell the same together with LICENSED PRODUCTS in inventory at the effective date of such termination, provided that LICENSEE pays to BROWN royalties as required by Article 3 of this Agreement and submits the reports required by Article 4.

     7.6 Survival. Sections 4.2, 5.3, 6.1, 6.4, 14.2 and 14.3 shall survive termination of this Agreement as well as the right of BROWN to collect any accrued royalties as recited in Article 3.

                    ARTICLE 8 - INDEMNIFICATION AND INSURANCE

     8.1 Indemnification. Except as provided in the RESEARCH AGREEMENT, LICENSEE agrees to hold harmless, indemnify and defend BROWN and its officers, trustees and employees, from all liabilities, demands, damages, expenses and losses arising out of (a) use by LICENSEE, or by any party acting on behalf of or under authorization from LICENSEE, of the TECHNOLOGY or PATENT RIGHTS; and (b) use, sale or other disposition by LICENSEE, or by any party acting on behalf of or under authorization from LICENSEE, of LICENSED PRODUCTS. The provisions of this
Article 8 shall survive termination of this Agreement.

     8.2 Insurance. LICENSEE shall carry the appropriate insurance coverage in order to carry out the terms of this Article 8. Neither LICENSEE nor any sublicensee shall commence clinical trials, or selling on a commercial basis devices for the treatment of human subjects incorporating the PATENT RIGHTS without having first presented to BROWN evidence that it has obtained liability insurance reasonably acceptable to BROWN, provided that such insurance is available to LICENSEE or its sublicensee on commercially reasonable terms. Should LICENSEE or sublicensee be unable to obtain such coverage then the parties hereto agree to consider in good faith reasonable alternatives for the protection of Brown University against third party liability.

                             ARTICLE 9 - ASSIGNMENT

     BROWN agrees that its rights and obligations under this Agreement may not be transferred or assigned without the prior written consent of LICENSEE. LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder only if such assignment or transfer is accompanied by a sale or other transfer of LICENSEE's entire business or of that part of LICENSEE's business to which the license granted hereby relates; provided, that any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE as used herein shall mean such assignee or transferee.

                        ARTICLE 10 - EXPORT REQUIREMENTS

     10.1 License to Export. Any and all licenses, permits or other governmental approvals for the export of materials, data, know-how, and the like carried out under this Agreement by LICENSEE shall be the responsibility of LICENSEE.

                ARTICLE 11 - PAYMENTS, NOTICES AND COMMUNICATIONS

     Except as otherwise provided for herein, any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given (i) on the date of hand delivery if delivered with written receipt at the addressee's address below or such address as the addressees shall designate by written notice given to the other party or (ii) five (5) business days after the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party.

     In the case of BROWN:     Brown University Research Foundation
                               42 Charlesfield Street
                               Box 1949 Providence, RI 02912
                               ATTN: William M. Jackson, President

     In the case of LICENSEE:  Spectra Science Corporation
                               300 Metro Center
                               Warwick,RI 02886
                               ATTN: Nicholas Kondon, CEO

                      ARTICLE 12 - MISCELLANEOUS PROVISIONS

     12.1 Limitation of Liability. Neither party shall be liable to the other for any punitive, special, consequential, incidental or indirect damages arising out of this Agreement, however caused, under any theory of liability.

     12.2 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Rhode Island, U.S.A., except that questions affecting construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     12.3 Entire Agreement. The parties hereto acknowledge that this instrument, together with the RESEARCH AGREEMENT, sets forth the entire agreement and understanding of the parties hereto as to the subject of the matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     12.4 Severability. The provisions of this Agreement are severable, and in the event that any, provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way effect the validity or enforceability of the remaining provisions hereof.

     12.5 Disputes. Except as set forth in Section 7.2, any dispute, claim, or difference arising in connection with this Agreement or as to the rights or liabilities of the parties hereunder (each such event being hereinafter called a "dispute"), shall be referred to arbitration in Providence, Rhode Island in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator (who shall not be affiliated with such party) in the request for arbitration and the other party shall nominate a second arbitrator (who shall not be affiliated with such party) in the answer thereto. The two arbitrators so named will then jointly appoint the third arbitrator as chairman of the Arbitration Tribunal. In the event a party shall fail to nominate its arbitrator or the two shall fail to nominate the third, such nomination shall be made by the office of the American Arbitration Association in Providence, Rhode Island. The Arbitration Tribunal shall have no rights to award any damages except actual direct damages. The award of the Arbitration shall be accompanied by a written decision explaining the basis for the award. The award of the Arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid Rules, the procedural law of the State of Rhode Island shall govern.

                            ARTICLE 14 - IMPROVEMENTS

     14.1 BROWN. Improvements to the TECHNOLOGY made by BROWN shall belong to BROWN. BROWN hereby grants to LICENSEE a right to negotiate, in accordance with the RESEARCH AGREEMENT and any other research support agreement, a royalty-bearing license to all improvements which are not within the definition of TECHNOLOGY but which are developed at BROWN by Nabil Lawandy or by BROWN employees working with Nabil Lawandy under the RESEARCH AGREEMENT or other research support agreement with LICENSEE.

     14.2 LICENSEE. BROWN shall have no right, title or interest in or to improvements to the TECHNOLOGY made by LICENSEE, LICENSEE's SUBLICENSEES or LICENSEE's consultants, contractors, subcontractors, joint venturers, customers or the like, with the proviso that to the extent that a product or process incorporating such improvements is within the scope of a LICENSED PRODUCT. the terms and conditions of this Agreement apply.

     14.3 ROYALTIES. For products or processes incorporating improvements not made, owned, or controlled by BROWN which are utilized in the manufacture, use or sale of LICENSED PRODUCT, the royalties of Article 3 hereof will be renegotiated in good faith to reflect the value of the technology made, owned, or controlled by BROWN relative to the value of the improvement not made, owned, or controlled. by BROWN except that to the extent the PATENT RIGHTS dominate the improvements not made, owned, or controlled by BROWN the royalties due to BROWN shall not be diminished pursuant to this Section.

BROWN UNIVERSITY RESEARCH FOUNDATION        SPECTRA SCIENCE CORPORATION


By: /s/ William M Jackson                   By: /s/ Illegible
    -----------------------------               -----------------------------

Title: President                            Title: Chief Executive Officer

Date: March 2, 1994                         Date: March 2, 1994